Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our report, dated November 29, 2016 on the financial statements and financial highlights of Dreyfus Small Cap Equity Fund for the fiscal year ended September 30, 2016, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Small Cap Equity Fund.

/s/ ERNST & YOUNG LLP

New York, New York

July 31, 2017